Comparison of change in value of $10,000 investment in The Dreyfus Socially Responsible Growth Fund, Inc. Initial shares and Service shares and the Standard & Poor's 500 Composite Stock Price Index


  EXHIBIT A:

                  The Dreyfus             The Dreyfus
              Socially Responsible   Socially Responsible  Standard & Poor's 500
    PERIOD     Growth Fund, Inc.       Growth Fund, Inc.     Composite Stock
                (Initial shares)       (Service shares)       Price Index *


    10/7/93         10,000                  10,000               10,000
   12/31/93         10,735                  10,735               10,232
   12/31/94         10,895                  10,895               10,366
   12/31/95         14,661                  14,661               14,256
   12/31/96         17,774                  17,774               17,528
   12/31/97         22,827                  22,827               23,374
   12/31/98         29,534                  29,534               30,059
   12/31/99         38,418                  38,418               36,380
   12/31/00         34,179                  34,179               33,070
   12/31/01         26,464                  26,369               29,141
   12/31/02         18,804                  18,687               22,704

 * Source: Lipper Inc.